Exhibit 99.1

OSG

OSG America L.P.	Press Release

For Immediate Release

OSG AMERICA L.P. DECLARES REGULAR QUARTERLY DISTRIBUTION AND ANNOUNCES

SPONSOR’S INTENT TO TENDER FOR PUBLIC UNITS

TAMPA, FL – July 29, 2009 – OSG America L.P. (OSG America or the Partnership; NYSE: OSP), the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, today reported that the Board of Directors of its general partner has declared a distribution of $0.375 per unit for the period April 1, 2009 to June 30, 2009. The distribution is payable on August 14, 2009 to unitholders of record on August 7, 2009.

As separately announced, Overseas Shipholding Group, Inc. (OSG or Sponsor; NYSE: OSG), which owns a 77.1% interest in the Partnership, announced its intention to tender for all of the outstanding common units of OSG America held by the public. In a letter received by independent members of OSG America LLC’s Board of Directors, OSG communicated its intention to initiate a tender offer in late August for all the publicly held common units at a price of $8.00 in cash per unit, representing a premium of approximately 12.7% above the closing unit price of OSG America on July 29, 2009 and 11.1% above the average closing price of the units for the preceding 90 trading days.

Myles Itkin, President and CEO of OSG America stated, “After much discussion, the Board decided to maintain the dividend for the second quarter. Management’s current forecast indicates that distributable cash flow in the second half of 2009 through 2010 will be below that required to cover the Partnership’s historical quarterly distribution on the common and subordinated Partnership units. Recent deterioration of the Jones Act market resulting from lower U.S. oil demand and suspended or cancelled refinery expansion projects present near- and medium-term challenges for the Partnership. In addition, six vessels in the Partnership’s operating fleet will come off term charters by the end of 2009 and are expected to enter the spot market. The Board of Directors will continue to carefully evaluate the appropriate level of future distributions based on the Partnership’s financial condition, capital needed for future growth and earnings, and the general economic and financial market environment.”

The full text of the letter to the independent members of OSG America LLC’s Board of Directors follows.

OSG America will announce its second quarter fiscal 2009 financial results on August 5, 2009 prior to market open. A conference call is scheduled for the same day at 1:00 p.m. ET. Dial-in information for the call is (800) 762-8779 (domestic) and (480) 248-5081 (international).

Full Text of Letter Sent to the Independent Directors of OSG America LLC

July 29, 2009

Conflicts Committee of the Board of Directors

OSG America LLC

666 Third Avenue

New York, New York 10017

Ladies and Gentlemen:

We are pleased to advise you that we intend to offer to acquire all of the outstanding common units of OSG America L.P. (OSP) that we do not currently own at a price per unit of $8.00 in cash. This offer represents a premium of approximately 12.7% over the closing price of the units on July 29, 2009, and a premium of approximately 11.1% over the average closing price of the units for the preceding 90 trading days.

The tender offer will be conditioned upon, among other things, the tender of more than 4,003,166 common units, which is a majority of the units of OSP not owned by OSG and its affiliates. We expect that any units not acquired in the tender offer would thereafter be acquired by us through the exercise of our right to acquire any remaining units pursuant to Section 15.01 of the OSP limited partnership agreement. If we exercise this right, we will mail to each holder of units who did not tender their units in the tender offer a notice of our election to purchase their units and such holder will receive, for each unit, the price provided for in the OSG Partnership Agreement, which price is expected to be $8.00 cash per unit.

We believe that our offer to acquire the public units of OSP represents an attractive opportunity for OSP unitholders to realize the value of their units at a significant premium to the recent unit price. There will be no financing contingency associated with the tender offer.

We remain committed to the long term operation and ownership of our U.S. Flag business. Consequently, we have no interest in selling our significant stake in OSP to a third party.

Although our offer will not be conditioned upon approval by the Conflicts Committee, OSG understands that the Conflicts Committee will carefully consider OSG’s proposal and will make its recommendation to unitholders in a timely manner. Inasmuch as we intend to initiate our tender offer in late August, the Conflicts Committee will have sufficient time to consult its own legal and financial advisors (we understand that you have selected Jones Day and Lazard) and undertake a thorough analysis.

A copy of the press release announcing the tender offer is enclosed for your information. We expect to make this release public later today. Please call me if you have any questions.

Sincerely yours,

Morten Arntzen

President and CEO

OVERSEAS SHIPHOLDING GROUP, INC.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Partnership’s prospects, including the outlook for U.S. tanker and articulated tug barge markets, the projected distributable cash flow for the balance of 2009 and for 2010, the payment of cash distributions, the timely delivery of newbuildings in accordance with contractual terms and the forecast of U.S. economic activity and U.S. oil demand. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-look statements. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in such forward-looking statements are described in the Partnership’s Annual Report on Form 10-K for 2008 and those risks discussed in other reports the Partnership files with the Securities and Exchange Commission.

About OSG America L.P.

OSG America L.P. is the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, based on barrel-carrying capacity. OSG America has an operating fleet of 23 Handysize product carriers and tug barges that trade primarily in the Jones Act market. OSG America’s limited partner units are listed on the New York Stock Exchange and trade under the symbol "OSP." More information is available at www.osgamerica.com.

Contact

For more information contact Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.